UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Materials Pursuant to Section 240.14a-12

MR3 SYTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

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MR3 SYSTEMS, INC.
435 Brannan Street; Suite #200
San Francisco, California 94107

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 14, 2005

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of MR3 Systems, Inc. We will be holding the Annual Meeting at Hyatt Regency San Francisco, 5 Embarcadero Center, San Francisco, California 94111 on Wednesday, December 14, 2005 at 2:00 p.m., Pacific Time. The Annual Meeting is being held for the following purposes:

1)	To elect three (3) directors to the Board of Directors of the Company to serve for the ensuing year or until their successors are duly elected and qualified;

2)	To ratify the appointment of Pohl, McNabola, Berg & Company LLP (formerly Berg & Company) as independent auditors for the Company for the fiscal year ending December 31, 2005;

3)	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Enclosed with this letter are a Proxy Statement, a proxy voting form, and a return envelope. Also enclosed are MR3 Systems, Inc.’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-QSB for the three and six-month periods ended June 30, 2005.

Only shareholders of record at the close of business on October 26, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Your vote is very important to us regardless of the number of shares that you own. All shareholders, whether or not you expect to attend the meeting, are urged to date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Each proxy granted may be revoked by the shareholder appointing such proxy at any time before it is voted. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

/s/ WILLIAM C. TAO
William C. Tao
Chief Executive Officer

San Francisco, California
October 25, 2005

MR3 SYSTEMS, INC.
435 Brannan Street; Suite #200
San Francisco, California 94107
(415) 947-1090

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of MR3 Systems, Inc. (the “Company”) to be held on Wednesday, December 14, 2005 at 2:00 p.m. Pacific Time at the Hyatt Regency San Francisco, located at 5 Embarcadero Center, San Francisco, California 94111 and at any and all adjournments thereof. The accompanying proxy is solicited by the Board of Directors of the Company and is revocable by the shareholder anytime before it is voted. This Proxy Statement is first being mailed to shareholders on or about November 5, 2005, accompanied by the Company’s Annual Report for the fiscal year ended December 31, 2004 and Quarterly Report for the three and six-month periods ended June 30, 2005.

At our Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of three (3) directors and the ratification of the selection of our independent public auditors. In addition, our management will report on our performance during the fiscal year ended December 31, 2004 and calendar year to date. Management will also respond to reasonable questions from shareholders.

Our Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees named below under “Election of Directors” and “FOR” ratification of the selection of our independent public auditors

Only shareholders of record at the close of business on October 26, 2005 are entitled to notice of and to vote at the Meeting. As of the record date, there were 74,243,454 shares of the Company’s Common Stock (the “Common Stock”) outstanding and each share is entitled to one vote at the Meeting. In addition, as of the record date, there were 232,714 shares of Series A Preferred Stock (convertible at a ratio of one common for each preferred) and 400,000 of Series B Preferred Stock (convertible at a ratio of twenty-five common to each preferred). The quorum requirement for holding the Meeting and transacting business is that a majority of the issued and outstanding shares (common and preferred) on the record date be present in person or represented by proxy and entitled to be voted. Accordingly, greater than 42,238,084 common shares (or common share equivalents converted from preferred) must be present in person or by proxy for a quorum to be present. Each common share (or convertible common share equivalent) is entitled to one vote.

Any properly executed proxy returned to the Company will be voted in the manner specified therein. If no instructions are marked with respect to the matters to be acted upon, each such proxy will be voted in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. Proxies received and marked “Abstain” as to any particular proposal, will be counted in determining a quorum, however, such proxies will not be counted for the vote on that particular proposal. A majority of the shares represented at the meeting is required to ratify any proposal presented.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same shares, provided, however, that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute revocation of a proxy unless the shareholder specifically provides notice of their intent to revoke and proactively votes their shares of Common Stock in person at the Meeting. Any notice revoking a proxy should be sent to the attention of the Secretary of the Company at MR3 Systems, Inc., 435 Brannan Street, Suite #200, San Francisco, California 94107.

The Company will pay the costs of soliciting proxies for the proposals outlined herein. In addition to the use of the mails, proxies may be personally solicited by directors, officers or regular employees of the Company (who will not be compensated separately for their services) by mail, telephone, telegraph, e-mail or personal discussion. The Company will also request banks, brokers, and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of stock held of record by such persons and request authority for the execution of proxies. The Company will reimburse such entities for reasonable out-of-pocket expenses incurred in handling proxy materials for the beneficial owners of the Company’s common stock.

ITEM # 1

ELECTION OF DIRECTORS

Pursuant to the provisions of the Company’s By-Laws, directors are elected annually, serve for a term of one year or until their successors have been elected and qualified. Whenever the authorized number of directors is increased between annual meetings of the shareholders, a majority of directors then in office shall have the power to elect such new directors for the balance of a term until their successors are elected and qualified. Presently, the number of directors in office is three. Mr. Randall S. Reis has been a director of the Company since its inception. Dr. William C. Tao was appointed as a director in April 2004 to serve until his successor is appointed or elected. Pursuant to the Company’s Stock Purchase and Option Loan Agreement with MRD Holdings, Inc., the Company appointed Mr. Salvador T. Reyes as a director in October 2005 to serve until his successor is appointed or elected

At the Meeting, three directors will be nominated for election to the Board of Directors. Each director will hold office for one year or until their successors are elected and qualified. Unless otherwise instructed, it is intended that the shares represented by the enclosed proxy will be voted FOR the election of the three nominees named below. In the event that any of the nominees named herein are unable or decline to serve as a director at the time of the Meeting, it is intended that the proxies will be voted for the election of a substitute nominee as the proxy holder(s) may determine. The Board of Directors has no reason to believe that any nominee listed below will be unable or will decline to serve as a director. A majority of the votes cast is required to approve the election of each director.

The Company intends to appoint or elect other independent directors to its Board of Directors in the future and is presently evaluating prospective candidates for their interest and qualification.

The following persons are being nominated for election to the Company’s Board of Directors:

Nominee for Election to the Office of Director
At the 2005 Annual Meeting

Nominee	Age	Director Since	Position
William C. Tao	47	2004	CEO and Director
Randall S. Reis	63	1991	Chairman of the Board of Directors
Salvador T. Reyes	39	2005	Director

Business Experience of Directors and Nominees

Randall S. Reis - Mr. Reis co-founded MR3 and has been Chairman of the Board since its inception in July 1991. He served as MR3’s Chief Executive Officer from 1991-2003. Mr. Reis has over 35 years of executive level management and legal experience in entrepreneurial, private and public companies. Mr. Reis’s areas of responsibility typically focused on business start-up, acquisition, IPO strategies, capital raising activities, overall business plan development and implementation, SEC compliance matters, and the negotiation of all major contracts. From 1986 to 1991, Mr. Reis was co-founder, CEO, and a director of Vitafort International Corporation (“VIT”), a publicly traded company, located in Mill Valley, CA. VIT was primarily engaged in the business of developing nutritionally enhanced food and beverage products, including vitamin fortified products for the Crystal Geyser Water Company and Power Burst, a nutritionally fortified sports drink. From 1981 to 1985, Mr. Reis was co-founder, CEO and a director of Edwards Ridge, Lt., a private California corporation, which was engaged in the business of developing multi-unit luxury single-family home real estate projects in Sausalito, CA. From 1970 to 1980, Mr. Reis was a co-founder and senior partner of Burden and Reis, a San Francisco based law firm specializing in corporate, securities, and real estate matters. Mr. Reis is a member of the California, New York and Connecticut State Bars Association, and a graduate of Amherst College (B.A.) and the Stanford School of Law (J.D.).

William C. Tao, Ph.D. - Dr. Tao joined the Company in April 2004 as Chief Executive Officer and was subsequently appointed a Director of the Company. Dr. Tao is an entrepreneur and technologist with over twenty-five years of business and technical experience including, but not limited to the chemical, environmental and nuclear-related industries. Dr. Tao has extensive experience in structuring strategic partnerships and commercial ventures within the energy, petroleum, transportation and materials application markets for both the public and private sector. From 2002 to April 2003, Dr. Tao was Chief Technologist and a Principal of Global Environment and Technology Foundation, a non-profit Virginia based foundation involved in technology consulting for U.S. government agencies and international commercial institutions. During this period, Dr. Tao also served as a co-founder and Managing Director of Global Technology Ventures; a Nevada based corporation focused on equity financing and project capitalization for entrepreneurial ventures. From 1998 to 2002, Dr. Tao served as a Senior Vice president and Chief Strategy and Technology Officer for Clean Fuels Technology, Inc., a Nevada based company. Dr. Tao was responsible for international and domestic technology commercialization, large-scale product demonstration, and corporate finance strategies. From 1997 to 1998, Dr. Tao was president and CEO of Landmark Credit, Inc. providing global finance and technology services for public and private developers in the US, Philippines and Southeast Asia. From 1990 to 1997, Dr. Tao served in multiple positions and capacities with the Lawrence Livermore National laboratory in Livermore, California. These positions included, but were not limited to Program Manager for Nuclear Weapons Surety, Program Development for Director’s Program office and Director-International Program Development.

Dr. Tao holds two B.S. degrees in Chemical Engineering and Nuclear Engineering from University of California at Berkeley, and an M.S. degree in Chemical Engineering and Ph.D. degrees in Chemical Physics and Chemical Engineering from Stanford University. He has authored over 45 journal articles and served as editor for two Symposium Series on Shock Physics and Specialty Materials.

Salvador T. Reyes - Mr. Reyes was appointed to The Company’s Board of Directors in October 2005 pursuant to the terms of its Stock Purchase and Loan Option Agreement with MRD Holdings Inc. Mr. Reyes has been a practicing attorney in the Philippines since 1991 in the fields of civil law, family law, land cases, and basic corporate law with an expertise in international contract negotiation. Mr. Reyes was admitted to the Philippine bar in May 1991. From 1994 through 2000, Mr. Reyes was a junior partner in the law firm of Robiso & Reyes located in Manila. From 2001 through 2002, Mr. Reyes was a Special Counsel to the law firm of Honitveros & Associates located in Makati City, Philippines. From 2003 to 2005, Mr. Reyes was in private practice as a sole practitioner of the Reyes Law Office located in Pasig City, Philippines. Mr. Reyes presently serves as the in-house legal counsel to the Sino Capital Foundation and Swift Capital Holdings AG of Zurich, Switzerland and Vaduz, Liechtenstein, affiliated companies to MRD Holdings Inc. Mr. Reyes presently serves as a director of Swift Capital Holdings AG. Mr. Reyes holds a Bachelor of Arts degree and a Bachelor of Laws (LL.M) degree from the Manuel L. Quezon University of Manila.

The Board of Directors recommends that the shareholders vote “FOR” the election of each nominee for director named above. If no specification is made in the proxy, the shares will be voted “FOR” the above nominees.

ITEM #2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the shareholders at the Meeting, the Board of Directors has appointed Pohl, McNabola, Berg & Company LLP as independent auditors for the fiscal year ending December 31, 2005 and until their successors are selected. Pohl, McNabola, Berg and Company (“PMB”) has served as auditors of the Company’s financial statements since its inception. The Board of Directors believes that PMB’s experience with and knowledge of MR3 are important and would like to continue this relationship.

A representative of PMB is expected to be in attendance at the Meeting. The representative will be afforded the opportunity to make a statement and/or respond to appropriate questions from shareholders. PMB has confirmed to the Company that it is in compliance with all rules, standards, and policies of the Independent Standards Board and the Securities and Exchange Commission (“SEC”) governing auditor independence.

If our shareholders fail to ratify the selection, our current Board of Directors, acting as the audit committee, will undertake the selection of another firm of independent public accountants. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. For information regarding audit and other fees billed by PMB for services rendered in fiscal year 2004 and 2003, see "FEES BILLED BY INDEPENDENT AUDITORS” below.

The affirmative vote of a majority of the votes cast is required to approve the appointment of PMB as its independent public auditors.

The Board of directors recommends that the shareholders vote “FOR” ratification of the selection of Pohl, McNabola, Berg & Company LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ended December 31, 2005. If no specification is made in the proxy, the shares will be voted for the “FOR” approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, to the best knowledge of the Company, as of September 30, 2005, certain information with respect to shares beneficially owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock; (b) each of our directors; (c) the executive officers named in the Summary Compensation Table above and (d) all current directors and executive officers as a group.

Information as to beneficial ownership is based upon statements furnished to the Company by such persons. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals named below is c/o MR3 Systems, Inc., 435 Brannan Street, Suite 200, San Francisco, California 94107.

Name and Address of Beneficial Owner as of September 30, 2005	Amount and Nature of Beneficial Owner as of September 30, 2005	Percent of Class [1]
Randall S. Reis *	6,521,687 [2]	7.17%
Bradley N. Rotter 850 Corbett Ave; St. 6 San Francisco, CA 94131	9,666,664 [3]	10.62%
William C. Tao*	4,343,763[4]	4.77%
Mel Kelm Pfeiffer Ridge, #7 Big Sur, CA 93920	6,348,357[5]	6.98%
MRD Holdings, Inc. The Naaman’s Building; St. 206 305 Silverside Road Wilmington, DE	10,000,000 [6]	10.99%
Theodore H. Swindells & High Stakes Capital, LLC 11400 S.E. 8th St.; Unit 420 Bellevue, WA 98004	5,477,654[7]	6.02%
All directors and executive officers as a group (2)	10,865,450 [8]	11.94%

*	Director and/or executive officer
1.
Based upon 73,618,454 shares of common stock outstanding on September 30, 2005 and includes consideration of stock options, warrants, conversion privileges or similar obligations owned by certain Officers, Directors and/or principal shareholders entitling the holders to purchase an aggregate of 27,384,427 shares of common stock which are exercisable within sixty days. Therefore, for the purposes of calculating percentage ownership as indicated in the table above 91,002,881 shares of common stock are deemed to be issued and outstanding in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

2.	Includes 1,000,000 shares that may be acquired by Mr. Reis pursuant to the exercise of warrants priced at $0.10 per share and expiring 5/1/08.
3.	Includes 7,033,331 shares that may be acquired by Mr. Rotter pursuant to the exercise of warrants priced between $0.10 to $0.36 per share and expiring during the period 2/11/06 through 8/31/09.
4.	Includes 4,343,763 shares that may be acquired by Dr. Tao pursuant to the exercise of warrants priced at $0.32 and expiring 4/12/09.
5.	Includes 830,667 shares that may be acquired by Mr. Kelm pursuant to the exercise of warrants priced between $0.02 and $0.05 and expiring during the period 7/15/06 and 5/9/07.
6.
Includes 10,000,000 common shares that may be acquired at any time by MRD pursuant to the conversion of 400,000 Series B preferred Stock convertible into common shares at a ration of twenty-five common to each preferred.

7.
Includes 4,176,666 shares that may be acquired by Mr. Swindells and High Stakes Capital, LLC pursuant to the exercise of warrants priced between $0.20 and $0.37 and expiring during the period 7/21/07 and 10/06/08. The aggregate total does not include common shares that may be acquired in the future by High Stakes Capital pursuant to a restructured Loan Agreement and Note in June 2005 (as more fully disclosed in the Company’s Quarterly Report on Form 10-QSB for the three month period ended June 30, 2005).

8.
Includes 5,343,763 shares that may be acquired by the Company’s Directors or Executive Officers pursuant to the exercise of warrants exercisable at various prices and expiring during the period 5/01/08 and 4/12/09.

As of the date thereof, with the exception of the MRD Holdings, Inc. Stock Purchase and Loan Option Agreement noted below, there is no other known arrangement, or understanding that may at a later date result in a change in control or delay in change in control of the Company.

On May 31, 2005, the Company entered into a Stock Purchase and Loan Option Agreement (“SPLOA”) with MRD Holdings Inc. (“MRD”), a Delaware corporation, for the purpose of providing a vehicle for investment of funds into the Company through the purchase of 400,000 shares of Series B Preferred Stock for the total aggregate price of $1 million. Each share of Series B Preferred Stock is convertible into common shares of the Company at the rate of twenty-five (25) common shares for each share of Series B Preferred Stock.

Pursuant to the SPLOA, the Company also authorized and issued to MRD an option to purchase from the Company in any combination, (a) Notes in the maximum aggregate principal amount of $4.5 million, and/or (b) 2,658,146 shares of Series B Preferred Stock, par value of $.01 per share, with a purchase price of approximately $1.69 per share. The amount of Preferred shares designated was determined on the basis such that if MRD elected to convert the Notes into Series B Preferred Stock, then the number of shares of Preferred shares, when converted into common stock and when combined with the Preferred shares purchased at the closing, would constitute, upon issuance, 51.0% of the issued and outstanding voting and capital stock of the Company. On September 26,2005, MRD and the Company executed an Option Exercise Agreement (see the Company’s Current report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2005) that provides for the exercise of the $4.5 million option conditional on a favorable report in connection with the Company’s performance on its Project B Phase 1. The favorable report was delivered to MRD on October 13, 2005, thus triggering the option exercise. Payment of the $4.5 will be made pursuant to a mutually agreed payment schedule.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Company has not compensated its directors for service on the Board of Directors or any committee thereof, but directors are reimbursed for expenses incurred for attendance at meetings of the Board or Committees as well as out-of-pocket expenses when engaged in business for the Company. The Board appoints executive officers and each executive officer serves at the discretion of the Board. The Executive Committee of the Board of Directors, to the extent permitted under Delaware law, exercises all of the power and authority of the Board in the management of the business and affairs of the Company between meetings of the Board of Directors.

The Board of Directors does not currently have a policy with regard to the attendance of board members at its annual meeting of shareholders. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. All directors of the Company attended its last annual meeting held in September 2004. Attendance at Board meetings may be fulfilled in person, by telephone or proxy. Mr. Randall Reis served as a director of the Company for the full year of 2004. Dr. William C. Tao was appointed as a director in April 2004 and was formally elected to the Board at the Company’s annual meeting held on September 20, 2004. In 2004, Mr. Bradley N. Rotter served as a director until September 20, 2004, at which time he relinquished his position by not standing for reelection. During 2004, our Board of Directors met three times to transact business of the Company, including telephone conference meetings, and acted five times by unanimous written consent.

In the absence of an independent nominating committee, the Board of Directors, acting as a committee of the whole, has the responsibility for considering nominations for prospective Board members. The Board of Directors will consider nominees recommended by shareholders who submit a notice of nomination to the Company at least 90 days, but not more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Such notice shall contain appropriate data with respect to the suggested candidate in order to make an informed decision as to the qualifications of the person.

Committees

It is the intention of the Company’s management to have its Board of Directors ultimately structured to comply with the directives of the Sarbanes-Oxley Act of 2002. Presently, the Company’s common stock is traded over-the-counter on the OTC Bulletin Board. As such, the Company is not currently obligated to meet certain compliance requirements of Sarbanes-Oxley associated with national stock exchanges. The Company intends, however, to seek and attract potential independent directors to its board and to ask its shareholders to elect these prospective directors at future annual meeting(s). At this time, the Company’s Board of Directors consists of three “insider” directors, two of which are the Chairman and founder of the Company and the Chief Executive Officer. Mr. Salvador T. Reyes was appointed to the Board in October 2005 pursuant to the Company’s Stock Purchase and Loan Option Agreement with MRD Holdings, Inc. Mr. Reyes is the in-house counsel to Sino Capital Foundation and Swift Capital Holdings AG, affiliated companies to MRD Holdings, Inc. The three aforementioned individuals, Dr. Tao and Mr. Reis, and Mr. Reyes have been nominated for election at the Company’s upcoming Annual Meeting scheduled for December 14, 2005.

The Company anticipates using NASDAQ’s Rule 4200(a)(15) as a guideline to determine independent status of directors. It should be noted that the Company may experience difficulties attracting independent directors given its current stage of corporate development and level of resources. Once sufficient independent directors are in place, the Company expects to form a minimum of three committees—an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Benefits Committee. In the interim, the Company expects to carry out the responsibilities of those committees, as practicable, with inside directors and support of individuals from its Board of Advisors. The Company is in the process of developing charters for each of the aforementioned committees.

Audit Committee

As of the date of this Annual Report, the Company has no independent directors and thus it is not possible to appoint independent members to an audit committee. Therefore, in the interim, the Company’s existing Board of Directors has and will conduct the respective role of an audit committee with support from a financially knowledgeable representative of its Board of Advisors. The Company intends to establish a formal audit committee of its Board of directors as soon as practicable, the structure, composition and responsibilities of which shall be set forth in a formal audit committee charter adopted by the Board. The Company is in the process of developing an audit committee charter, but as of this date has not adopted one.

When established, the audit committee’s primary function will be to provide advice with respect to the Company’s financial matters and to assist the Board of Directors in fulfilling oversight responsibilities regarding finance, accounting, tax and legal compliance. The audit committee’s primary duties and responsibilities will be to: (i) serve as an independent and objective party to monitor our financial reporting process and internal control system; (ii) review and appraise the audit efforts of our independent accountants; (iii) evaluate our quarterly financial performance as well as compliance with laws and regulations; (iv) oversee management’s establishment and enforcement of financial policies and business practices; and (v) provide and open avenue of communication among the independent accountants, management and the Board of Directors. The Company is unlikely to consider nominations to the audit committee from its shareholders. The audit committee will likely consist of at least three directors and all members are intended to be “independent” of management and the Company in line with NASDAQ’s rule 4200(a)(15). The Company further intends to have at least one of the members of the audit committee to be a “financial expert” in accordance with Item 7 of 14A and Item 4019b) of regulation S-K.

Nominating and Corporate Governance Committee

The Company is in the process of developing corporate governance guidelines that meets both its current and anticipated future operating conditions and corporate structure. Such guidelines, when adopted by the Board of Directors, will be posted on the Company’s web site under the caption of Corporate Governance.

Compensation and Benefits Committee

When formed and adopted by the Company’s Board of Directors, this committee’s responsibilities will relate to compensation of the Company's directors and executive officers and oversight of the management of the various plans, if any, that are implemented for the benefit of the Company's employees.

Code of Ethics

MR3 has recently adopted a Code of Ethics (“Code”) applicable to all its employees regardless of position or stock ownership. The Company has historically operated under informal ethical guidelines, under which the Company’s principal executive, financial and accounting officer, are held accountable. In accordance with these informal guidelines, the Company has always promoted honest, ethical and lawful conduct throughout the organization. Certain of the Company’s senior executive and financial officers—Chairman, Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer—provide services and perform functions that merit a more detailed expression of their duties, because they are singularly responsible for the integrity, accuracy and timeliness of our periodic financial reports to regulators and the investing public. The Company has provided as an exhibit to its Annual Report on Form 10-KSB for the period ended December 31, 2004, a signed acknowledgement of their understanding and acceptance of the Code.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Company. Based solely on the reports received by us and on the representations of the reporting persons, we believe that no Form 5 documents were required to be filed at year-end 2004. The Company is not aware of any transactions in our common stock by or on behalf of any director, executive officer or 10% shareholder, which would require the filing of any report pursuant to Section 16(a) during the fiscal year ended December 31, 2004, that was not timely filed with the Commission.

Shareholder Communication With the Board of Directors

The Company maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board should send any communication to Corporate Secretary, MR3 Systems, Inc., 435 Brannan Street, Suite 200, San Francisco, CA 94107. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed. Alternatively, the Company maintains contact information, both telephone and email, on its website under the heading "Contact MR3". By following the Contact MR3 link, a shareholder will be given access to the Company's telephone number as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the shareholder communication.

Employment Agreements

In January 2003, the Company entered into a three-year employment agreement with Jody J. Sitkoski for the position of senior vice president. Upon completion of the initial three-year term, the employment agreement automatically renews on a month-to-month basis until terminated or until the parties negotiate a new term. During the first year of the initial agreement, Mr. Sitkoski will be paid an annual sum of $75,000. During the second and third year of this agreement, Mr. Sitkoski will be paid a base salary equal to 80% of the salary paid by the Company to its highest-paid employee, but no less than $75,000 per year. Either the Company or Mr. Sitkoski may terminate the agreement with or without cause or reason with 60-calendar day’s written notice to the other party. In connection with this employment agreement, Mr. Sitkoski was granted options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of five cents ($0.05) per share. Such options immediately vest upon his execution of the agreement. Mr. Sitkoski was also granted options to purchase an additional 2,000,000 shares at an exercise price of fifteen ($0.15) per share, which vest immediately upon completion of the initial three-year term of the agreement.

In second quarter 2003, the Company entered into a three-year employment agreement with Randall S. Reis, then the Company’s Chairman and CEO. Upon completion of the three-year term, the employment agreement automatically renews on a month-to-month basis until terminated or until the parties negotiate a new term. The agreements specify an annual salary of $120,000 for Mr. Reis, which may be accrued and converted into shares of the Company’s common stock at the market price in effect at the end of the applicable pay period. In addition, Mr. Reis receives an automobile allowance of $500 per month and are reimbursed for ordinary and necessary expenses incurred in performance of their duties on behalf of the Company. Either the Company or the employed party may terminate the agreement with without cause or reason with 60-calendar days written notice to the other party. Upon termination of the employee’s agreement by the Company without cause, the Company is obligated to pay the employee his then base salary for six (6) months at the rate of the base salary then in effect, which six month period shall begin on the effective date of the termination.

As further consideration for entering into the employment agreement in 2003, Mr. Reis was granted 1,000,000 warrants, vesting immediately, to purchase shares of the Company’s common stock at an exercise price of ten cents ($0.10) for a five-year period.

In second quarter 2004, the Company entered into a three-year employment agreement with Dr. William C. Tao, the Company’s Chief Executive Officer. Upon completion of the three-year term, the employment agreement automatically renews on a month-to-month basis until terminated or until the parties negotiate a new term. Neither party may terminate the agreement without cause. Upon termination of the agreement by Dr. Tao for “good reason”—as specified in the employment agreement—the Company is obligated to pay Dr. Tao the following material amounts: (a) all accrued benefits; (b) a lump sum cash payment equal to one and one-half times his base salary in effect; and (c) a lump sum cash payment equal to one and one-half times his highest annual bonus paid or payable prior to his termination of the agreement for good reason.

The agreement specifies an annual salary of $108,000, automobile allowance of $500 per month and a flight allowance of $250 per month through December 2004. In addition, the Company is obligated to pay limited premiums associated with a $2,000,000 term life insurance policy on Dr. Tao with the beneficiaries to be designated by him. The Company has further agreed to provide family health insurance to Dr. Tao until such time as a company group plan is adopted. Dr. Tao will be reimbursed for ordinary and necessary expenses incurred in performance of his duties on behalf of the Company. As further consideration for entering into the employment agreement, Dr. Tao was granted 1,500,000 warrants, vesting immediately, to purchase shares of the Company’s common stock at an exercise price of thirty-two cents ($0.32) for a five-year period. Dr. Tao was also granted an additional 3,500,016 warrants at a price of $0.32 for a five-year period, which vest at a rate of 145,834 warrants per month for a twenty-four month period.

Related Transactions

There have been no transactions between the Company and any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of the Company’s outstanding shares, nor any member of the above referenced individual’s immediate family, except as set forth below:

During 2004, the Company granted warrants to purchase common shares of the Company’s stock to certain officers and directors. The warrants were issued in consideration for services rendered, or expected to be rendered to the Company.

In second quarter 2004, the Company entered into a three-year employment agreement with Dr. William C. Tao, the Company's Chief Executive Officer (see “Employment Agreements” pages 7-8 of this Proxy Statement). As consideration for entering into the employment agreement, Dr. Tao was granted 1,500,000 warrants, vesting immediately, to purchase shares of the Company's common stock at an exercise price of thirty-two cents ($0.32) for a five-year period. Dr. Tao was also granted an additional 3,500,016 warrants at a price of $0.32 for a five-year period, which vest at a rate of 145,834 warrants per month for a twenty-four month period.

In 2004, the Company entered into a consulting agreement with Nevada Hospitality Incorporated ("NHI") for certain services related to assistance in forming and implementing a comprehensive strategy for establishing its metals recovery technology in the state of Nevada in the form of a toll-based, processing service for various mining consortia. Dr. Tao is a Director of Nevada Hospitality Incorporated. In 2004, the Company paid NHI and its related associates $31,000 and granted 5 year warrants for 96,000 shares at an exercise price of $0.35 that vest over a 12 month period.

In June of 2005, Dr. William C. Tao, CEO and Director of MR3, was elected a Director of Franklin Lake Resources Inc., a publicly traded (OTCBB: FKLR) exploration stage mining company. In September 2004, the Company entered into an exclusive agreement with Franklin Lake Resources for the processing of their mineral deposits locating in a volcanic lakebed in Death Valley Junction, California. The Franklin Lake project is presently under review for proof of economic viability. Dr. Tao subsequently resigned his director’s position with Franklin Lake Resources, effective October 31, 2005, to avoid potential conflict of interests.

EXECUTIVE COMPENSATION

The following Summary Compensation Table indicates certain compensation information for the Chief Executive Officer, President and Chief Operating Officer (collectively referred to as the “Named Executive Officers”). Compensation data for other executive officers is not presented in the table because aggregate compensation for such executive officers does not exceed $100,000 for services rendered in all capacities during the fiscal year. This information provided below includes the dollar value of base salaries, bonus awards, the number of SARs/options granted, and certain other compensation, if any.

Summary Compensation Table
Long Term Compensation Awards
Annual Compensation					Awards		Payout
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)	Restricted Stock Awards	LTIP Pay-out	Securities Underlying Options/ SARs (#)	All Other Compen- sation ($)
Randall S. Reis Chairman [1]	2004 2003 2002	106,000 101,122 79,730		10,546 – –			– 1,000,000 –

William C. Tao Chief Executive Officer [2]	2004 2003 2002	75,530 – –		8,000 – –			5,000,016 – –

1.
Includes advances made during the period and excludes deferred compensation. Balance of deferred compensation accrued on the Company’s financial statements at fiscal year ended December 31, 2004, and 2003 and 2002 was $27,578, $18,878, and $6,176, respectively. Mr. Reis’ employment agreement with the Company specifies a gross annual salary of $120,000. At December 31, 2002, Mr. Reis has waived $192,000 of compensation, which represents the unpaid balance owed to him in excess of amounts paid during the noted periods and any accrued deferred compensation. Securities underlying options include warrants granted during the noted period at $0.10 per share with a five-year exercise period.

2.
Includes advances made during the period and excludes deferred compensation. Balance of deferred compensation accrued on the Company’s financial statements at fiscal year ended December 31, 2004 was $0. Dr. Tao’s employment agreement with the Company specifies a gross annual salary of $108,000. Securities underlying options include warrants granted during the noted period at $0.32 per share with a five-year exercise period. 3,000,016 of the warrants vest equally over a two-year period from date of grant.

Option/SAR Grants in Fiscal Year 2004

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal year	Exercise or Base Price ($/Share)	Expiration Date
William C. Tao	1,500,000	21.99%	$0.32	4-12-09

William C. Tao	3,000,016	43.98%	$0.32	4-12-09

The Company granted 6,820,016 warrants to employees in 2004, of which 5,320,016 are on vesting schedules. Dr. Tao’s warrants accounts for 65.97% of those granted in fiscal year 2004.

Option Exercises and Fiscal Year-End Values

The following table sets forth information with respect to the number of unexercised stock options held by the named executive officers on December 31, 2004, and the value of the unexercised in-the-money stock options on that date.

Aggregated Option/SAR Exercises in Fiscal Year 2004 and December 31, 2004 Option/SAR Values
	Shares Acquired on	($) Value	Number of Securities Underlying Unexercised Options At December 31, 2004 (#)		Value of Unexercised In-The-Money Options At December 31, 2004 ($) [1]
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Randall S. Reis	–	–	1,000,000	–	$90,000	–

William C. Tao	–	–	2,739,589	2,260,427	–	–

1.
Represents the difference between the option exercise price of in-the-money options and the fair market value per share of the Company’s Common Stock at December 31, 2004 ($0.19 per share) as quoted on the National Quotation Bureau’s (“NQB”) Electronic Quotation System at the close of trading on that date, multiplied by the number of shares underlying the option.

Equity Compensation Table

The following table provides information about the Company’s common stock that may be issued upon the exercise of options and warrants under all of the Company’s equity compensation arrangements as of December 31, 2004. At the Company’s annual meeting held on September 20, 2004, the shareholders ratified the adoption of MR3’s 2004 Stock Incentive Plan equity based for the benefit of employees and/or non-employees. Seven million (7,000,000) shares were reserved under the Stock Incentive Plan with none granted as of December 31, 2004. With the exception of employment agreements entered into with Messrs. Tao, Reis, Rotter, Sitkoski, and DeVoe (which were not approved by a vote of shareholders), all other options, warrants and rights disclosed in the table below resulted from individual grants for services provided to the Company or expected to be provided to the Company and were unrelated to any written compensation plan or agreement.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	7,000,000
Equity compensation plans not approved by security holders	33,362,603	$0.172	-0-
Total	33,362,603	$0.172	7,000,000

FEES BILLED BY INDEPENDENT AUDITORS

Audit fees

The aggregate fees billed for professional services rendered by our principal accountant for the audit of our annual financial statements, review of our financial statements included in our quarterly reports and other fees that are normally provided by our accountant in connection with our audits for the fiscal years ended December 31, 2004 and 2003 were $68,400 and $58,985, respectively.

Audit Related Fees

There were no aggregate fees billed for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements, other than amounts previously reported in this Item 14 for the fiscal years ended December 31, 2004 and 2003.

Tax Fees

The aggregate fees billed for professional services rendered by our principal accountant for tax compliance, tax advices and tax planning for the fiscal years ended December 31, 2004 and 2003 were $3,412 and $11,825, respectively.

All Other Fees

There were no other fees billed by our principal accountant for the fiscal years ended December 31, 2004 except as provided above.

Audit Committee

The Company’s sole director, acting as its audit committee, pre-approved all of the above amounts billed to the Company prior to incurring the expenses associated therewith.

Other Matters

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If you vote by proxy, your proxy grants the person(s) named as proxy holder(s) the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Shareholder Proposals

Any shareholder intending to submit a proposal for inclusion in the proxy statement for the 2006 annual meeting must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, MR3 must receive your written shareholder proposal intended for inclusion in the proxy statement for the 2005 annual meeting of shareholders at our principal corporate offices in San Francisco, California, marked to the attention of the Corporate Secretary, no later than May 20, 2006.

Incorporation by Reference

The Company’s Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2004, as well as its Quarterly Report for the three month period ended June 30, 2005 are being delivered to shareholders together with this proxy statement. The Company maintains a copy of its current annual and quarterly reports on its web site at www.mr3systems.com. Shareholders may also obtain a hard copy of the annual and/or quarterly report by submitting a written request to the Corporate Secretary at MR3’s principal offices in San Francisco, California.

The following documents filed with the Commission by the Company are hereby incorporated by reference into this Proxy Statement:

The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

The Company’s Quarterly Report on Form 10-QSB for the three and six-month periods ended June 30, 2005.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY. THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

By Order of the Board of Directors
San Francisco, California
October 25, 2005	By:	/s/ WILLIAM C. TAO

William C. Tao Chief Executive Officer

MR3 SYSTEMS, INC. 435 Brannan Street; Suite #200 San Francisco, California 94107

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned hereby appoints Arthur Rosenberg and Lorraine Artinger, and each or both of them, proxies, with full power of substitution to vote all shares of stock of MR3 Systems, Inc., a Delaware corporation, (the "Company") which the undersigned is entitled to vote at the 2005 Annual Meeting of Shareholders of the Company to be held on Wednesday, December 14, 2005, at 2:00 PM Pacific Time, at the Hyatt Regency San Francisco, located at 5 Embarcadero Center, San Francisco, California 94111, and at any adjournments or postponements thereof.

Our Board of Directors recommends that you vote your shares "FOR" each of the proposals listed below.

1.	To elect Randall S. Reis, Salvador T. Reyes, and William C. Tao as Directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

FOR ☐	WITHOLD AUTHORITY ☐
All nominees listed below (except	to vote for all nominees listed below
as marked to the contrary below)

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Randall S. Reis	William C. Tao	Salvador T. Reyes

2.	Proposal to ratify the appointment of Pohl, McNabola, Berg & Company LLP as independent auditors for the Company for the fiscal year ending December 31, 2005.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion either proxy is authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Print Name	Signature of Shareholder	Date

Number of Shares	Signature if held jointly	Date

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full titles as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.